November 2, 2006

Dear _________Representative:


As you may know in July 2006, Federated Investors, Inc. acquired MDTA LLC, a leading quantitative equity management firm with which you have done business. Related to the acquisition, the MDT mutual fund shareholders of record as of Sept. 11, 2006 were sent a proxy asking them to approve two proposals, one asking shareholders to approve a new advisory contract with Federated MDTA LLC that is materially the same as their prior advisory agreement with MDTA LLC and the second asking shareholders to approve a reorganization of MDT All Cap Core Fund into a new fund bearing the Federated MDT name.


We have contacted many of you via telephone and thank you for your recent assistance, but as the meeting of shareholders draws near, we are requesting your additional assistance. It is our hope that you could take a few moments out of your busy day to call your clients who invest in MDT All Cap Core Fund and encourage them to vote their shares.

The following points about Federated and the MDT All Cap Core Fund might help you in your discussions with your clients:

     o Federated Investors, Inc. is one of the largest investment managers in the United States.
     o Federated manages more than $220 billion in equity, fixed income and money market funds assets.
     o There will be no changes to the fundamentally based, quantitatively driven manner that the MDT All Cap Core Fund will be managed as a result of the reorganization.
     o Dr. David Goldsmith, the portfolio manager of the current MDT All Cap Core Fund, and his team, will continue to be responsible for the day-to-day portfolio management of the new Federated MDT fund.

If you would like more information on the Federated MDT All Cap Core Fund and other Federated MDT funds, the proxy is available at:
www.sec.gov/Archives/edgar/data/1363526/000131814806001361/form.htm.

If you should have additional questions, please feel free to contact your Federated wholesaler or Federated's internal sales group at (888) 400-7838 or
(888) 295-4828.

Thank you in advance for your assistance and Federated looks forward to continuing our relationship with you.


For more complete information, visit FederatedInvestors.com or contact your Federated wholesaler for prospectuses. You should consider the fund's investment objectives, risks, charges, and expense carefully before you invest. Information about these and other important subjects is in the fund's prospectus, which you should read carefully before investing.

Mutual funds are subject to market risk and fluctuate in value.

Effective on the close of business on July 14, 2006, MDT Advisers became a subsidiary of Federated Investors, Inc. and Federated Securities Corp., became the distributor of the MDT Funds.

Institutional Sales Material.  Not to be reproduced or shown to the public.

Federated is a registered mark of Federated Investors, Inc. {copyright}2006 Federated Investors, Inc.



Federated MDT Series ("Federated") (ICA No. 811-21904) , filed a proxy statement/prospectus and other relevant documents concerning the planned transitions with the United States Securities and Exchange Commission (the "SEC"). INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PLANNED TRANSITIONS, OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSITIONS, AND RELATED MATTERS. Investors can obtain these documents free of charge at the SEC Web site (www.sec.gov). In addition, documents filed with the SEC by Federated are available free of charge at 1-800-341-7400 or FEDERATEDINVESTORS.COM.